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                                                                   Exhibit 10.32

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

                                LICENSE AGREEMENT

This Agreement is entered into and effective as of October 17, 2003 by and between


Bayer HealthCare AG
D-51368 Leverkusen
Federal Republic of Germany

     - hereinafter referred to as "BAYER" -


and

deCode Genetics, Ehf.
Sturlugotu 8
IS-101 Reykjavik
Iceland

     - hereinafter referred to as "deCODE" -.


WHEREAS, BAYER has identified and pre-clinically and clinically developed to a certain degree - including most of the requirements to fulfill the criteria of Phase II - the pharmaceutically active compound having BAYER's code numbers BAY X 1005, and pharmaceutical products containing such compound;

WHEREAS, BAYER is the exclusive owner of proprietary rights including patents/patent applications and know how concerning BAY X 1005 and the pharmaceutical products containing such compound;

WHEREAS, deCODE has received and evaluated confidential information upon BAYER's compound under a Secrecy AGREEMENT dated October 29, 2002, concluded between BAYER and deCODE and deCODE wishes to acquire from

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BAYER an exclusive worldwide license under BAYER's proprietary rights related to
BAY X 1005 for use in the defined field of application;

WHEREAS, BAYER is willing to grant to deCODE such licenses, subject to the terms of and conditioned upon the provisions of this AGREEMENT;

NOW, THEREFORE, BAYER and deCODE agree as follows:


ARTICLE 1 - DEFINITIONS


1.1 AFFILIATE shall mean any business entity which directly or indirectly controls, is controlled by, or is under common control with a PARTY of this AGREEMENT, for only so long as such control exists. A business entity shall be deemed to "control" another business entity, if it (i) owns directly or indirectly at least fifty percent of the outstanding voting security, capital stock, or other comparable equity or ownership interest of such business entity, or (ii) possess, directly or indirectly, the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise. If the laws of the jurisdiction in which such entity operates prohibit ownership by a PARTY of more than 50% "control" shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction.

1.2 AGREEMENT means this formal agreement, all written amendments and supplements to this agreement and all schedules to this agreement, including but not limited to the following:

         Schedule A - BAYER PATENTS
         Schedule B - Specifications of COMPOUND and Certificate of Analysis Schedule C - deCODE's DEVELOPMENT PLAN for Asthma and new indications; Schedule D - Study plan for evaluation of QTc interval prolongation in dog
         Schedule E - BAYER BAY X1005 Regulatory Filings

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                                        2

1.3 BAYER IND shall mean the IND filed previously by BAYER with the FDA and comparable regulatory filings in any other country of the TERRITORY, as specified in Schedule E hereof.

1.4 BAYER KNOW HOW shall mean the scientific and technical information, trade secrets, inventions (whether patentable or not), data (including Confidential Information), improvements, discoveries, claims, formulae, processes, , copyright and know how, including, without limitation, all chemical, pharmacological, toxicological, preclinical, clinical data studies, manufacture, formulation, handling and control information relating to COMPOUND and PRODUCT that is required and/or useful within the FIELD (i) for manufacture, formulation, and handling COMPOUND, and
         (ii) developing, registering, marketing and selling PRODUCT in the TERRITORY, which information is or will be in the possession of BAYER and which BAYER is free to disclose during the term of this AGREEMENT.

1.5 BAYER PATENTS shall mean any and all patents and patent applications owned or licensed by BAYER in the TERRITORY covering COMPOUND and PRODUCT, and process for manufacturing COMPOUND and PRODUCT, and any reissues or extension thereof, including respective supplementary protection certificates; BAYER PATENTS existing at the EFFECTIVE DATE being specified and included without limitation , in Schedule A to this AGREEMENT.

1.6 CALENDAR QUARTER means any of the three-months periods beginning January 1, April 1, July 1, and October 1 in any year;

1.7      COMPOUND shall mean
         R-(-)-2-[4-quinolin-2-yl-methoxy)-phenyl]-2-cyclopentyl acetic acid] having the molecular formula C23H23NO3 (BAY X 1005). The specification of the COMPOUND (which may be modified after the date hereof) is identified in Schedule B attached to this AGREEMENT.

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1.8      DEVELOPMENT PLAN means the identification of the development targets and topics to be performed for the development of PRODUCTS including the definition of milestones and timelines to be fulfilled, as outlined in Schedule C, and potential adjustments thereof made from time to time. In case of the development of additional indications in the FIELD, the corresponding DEVELOPMENT PLANS will be added to this AGREEMENT as Schedule C1, C2, etc.

1.9      EFFECTIVE DATE shall mean the date first written above.

1.10     FDA shall mean the United States Food and Drug Administration.

1.11 FIELD shall mean the use of PRODUCT for the inhibition of leukotrienes in humans in connection with the prevention or treatment of any condition or indication, e.g. for treatment of inflammatory diseases such as Asthma, rheumatoid arthritis and inflammatory Bowel disease, etc.

1.12 FIRST COMMERCIAL SALE shall mean the first sale of PRODUCT in commercial quantities by deCODE and/or its SUBLICENSEEs to THIRD PARTIES in the first country of the TERRITORY.

1.13 IND shall mean any filing made with an appropriate Regulatory Authority in the respective jurisdiction within the TERRITORY for initiating clinical trials in such jurisdiction with respect to a PRODUCT.

1.14     LICENSE has the meaning ascribed to it in Art. 2 of this AGREEMENT.

1.15 NET SALES shall mean the total gross sales (number of units shipped times the invoiced price per unit) of PRODUCT sold by deCODE and/or its SUBLICENSEEs (which term does not include distributors) to unaffiliated THIRD PARTIES in bona fide arms-length commercial transactions less certain deductions explained below, but only to the extent that such

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         deductions are in the amount invoiced or received, borne by deCODE and related to PRODUCT sold under the terms of this AGREEMENT:

         (a) Allowances actually granted such as ordinary and customary trade discounts, quantity and cash discounts, rebates (including rebates to social and welfare systems and administrative fees in lieu of rebates paid to managed care and similar institutions, wholesaler charge-backs and retroactive price adjustments). Allowances and discounts on PRODUCT sold as part of a multi-product transaction or agreement shall be proportionally allocated to the value of all products included in such transaction or agreement.
         (b)      Government mandated rebates.
         (c) Sales taxes, excise taxes, and consumption taxes, which are imposed on PRODUCT and borne by the seller of the PRODUCT.
         (d) Credits and/or allowances actually given for rejection, return or recall of previously sold PRODUCT, but not in excess of the original selling price of the PRODUCT rejected, returned or recalled,
         (e) Amounts equivalent to [**] of said gross sales as an allowance for expenses such as transportation, insurance and the like.
         (f) chargebacks and other amounts paid on sale or dispensing of PRODUCT,
         (g) retroactive price reductions that are actually allowed or granted, and
         (h)      sales commissions paid to distributors and/or selling agents.

1.16 NDA shall mean a New Drug Application for PRODUCT as required under the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or a comparable filing for marketing approval for PRODUCT in any other country, including pricing approvals where applicable.

1.17     PARTIES shall mean deCODE and BAYER, and PARTY means any one of them.

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1.18     PHASE II (IIa, IIb) means that part of the clinical development program which provides for the first use of PRODUCT on sufficient numbers of patients in pilot studies (IIa) and controlled studies (IIb) to establish the dose range for single dose, repeated dose, and administration intervals, tolerability, specific pharmaco-kinetic and pharmaco-dynamic data of such product for the desired claims and indications, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations in other major countries. It finally implies the decision whether to continue the clinical investigation.

1.19 PHASE III means a wide-ranging clinical investigation of PRODUCT on sufficient numbers of patients with the target indications under the conditions of general practice in clinics and with general practitioners in controlled and uncontrolled studies to establish the dose-response relationship, indications and contraindications, the type, duration and frequency of adverse drug events known, the safety profile, the relationship (comparable or superior) of PRODUCT to standard treatments, as more closely defined by the rules and regulations of the FDA and corresponding rules and regulations in other major countries. It finally implies the application for drug approval/registration at the respective authority, e.g. FDA.

1.20 PRODUCT shall mean any pharmaceutical preparation for use in the FIELD, containing COMPOUND as an active ingredient.

1.21     [CONFIDENTIAL TREATMENT REQUESTED].

1.22 SUBLICENSEE shall mean any THIRD PARTY acting pursuant to a sublicense (including a distribution agreement) granted to it by deCODE under the terms of this AGREEMENT.

1.23     TERRITORY shall mean all countries in the world.

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1.24     THIRD PARTY means any party other than PARTY and their AFFILIATES.

1.25 US $ shall mean United States dollars, the official currency of the United States of America.


ARTICLE 2 - GRANT OF LICENSES, DELIVERY OF COMPOUND AND TRANSFER OF BAYER KNOW-HOW.


2.1      BAYER hereby grants to deCODE the following LICENSES and rights

2.1.1    regarding BAYER PATENTS:

         (i) an exclusive LICENSE for the TERRITORY to perform research, to make, have made, develop, sell, have sold and use the COMPOUND in the FIELD.

         (ii) an exclusive LICENSE for the TERRITORY, to develop, to register, to make, have made, use, import, sell and have sold PRODUCTS in the FIELD.

2.1.2    regarding BAYER KNOW HOW:

         an exclusive LICENSE for the TERRITORY to make, have made, develop, sell, have sold and use the COMPOUND and PRODUCT in the FIELD .

2.1.3    regarding Sublicensing:

         (i) the right to sublicense in the FIELD all or any portion of the rights to the BAYER PATENTS, the BAYER KNOW-HOW, granted to it

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                pursuant to this AGREEMENT to any or all of its AFFILIATES or
                THIRD PARTIES. deCODE will identify its SUBLICENSEE to BAYER and will inform BAYER on the principles of the collaboration, the development strategy and the TERRITORY, in writing, within a reasonable time.

         (ii) Except as otherwise set forth herein, deCODE may grant sublicenses, in its sole discretion, informing BAYER, to such THIRD PARTIES on such terms and conditions as it deems appropriate; provided, that deCODE for itself and its SUBLICENSEEs shall at all times remain obligated to comply with terms hereof.

2.2      Delivery of COMPOUND:
         BAYER will deliver to deCODE existing batches of COMPOUND at no costs to deCODE within a reasonable time following the EFFECTIVE DATE.

2.3      Transfer of Know-How:
         Within 90 days of the Effective Date, BAYER shall transfer such items of BAYER Know-How to deCODE as requested by deCODE and reasonably practicable and available.

ARTICLE 3 - DEVELOPMENT AND COMMERCIALIZATION

3.1      Development and Commercialization Efforts

3.1.1 deCODE shall exercise diligent efforts at its own cost to have the QT PROLONGATION EVALUATION completed as soon as possible after receipt of COMPOUND and BAYER KNOW HOW according to the timeline and study plan contained in Schedule D.

3.1.2 deCODE shall exercise reasonable development efforts ("reasonable development efforts" shall mean the same degree of diligence that deCODE, in its business judgment, would exercise in pursuing the development and registration of comparable products for comparable

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         indications with comparable sales potential in comparable markets, it being understood that reasonable development efforts will in no event require deCODE to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement or any other agreement to which deCODE is a party existing on the Effective Date, or that deCODE in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over deCODE) to obtain necessary approvals to market PRODUCT (including, as the case may be, pricing approval).

3.1.3 deCODE shall use reasonable efforts to comply with all applicable Good Laboratory-, Good Clinical- and Good Manufacturing Practices in the development of PRODUCT, and shall commit its AFFILIATES and SUBLICENSEEs and subcontractors to do the same.

3.1.4 To support deCODE in achieving approvals and registrations for clinical trials and PRODUCTS, BAYER will transfer ownership of the BAYER IND and corresponding documents to deCODE effective as of the signature of the Agreement.

3.2      Development and Approval Reports for PRODUCT(s)

3.2.1 During the term of this AGREEMENT, deCODE will regularly inform BAYER, not less frequently than semi-annually, through written reports (in a form to be agreed between the parties in good faith), of progress of the PRODUCT development and provide a summary of results achieved according to the Development Plan which is incorporated by reference and made part of this AGREEMENT as Schedule C for [CONFIDENTIAL TREATMENT REQUESTED] in additional Schedules C1, C2 , etc.

3.2.2 deCODE will promptly inform BAYER in writing, if and when its development of a PRODUCT has met a milestone according to Article 4.1 and Schedule C hereinafter.

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3.2.3    Moreover, deCODE will inform BAYER within thirty (30) days of receipt by deCODE of an approval for registration and/or marketing of PRODUCT in any individual country.

3.3      Commercialization of PRODUCT

3.3.1 deCODE shall exercise reasonable commercial efforts ("reasonable commercial efforts" shall mean the same degree of diligence that deCODE, in its business judgment, would exercise in pursuing the commercialization of comparable products with comparable sales potential in comparable markets, it being understood that reasonable commercial efforts will in no event require deCODE to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement or any other agreement to which deCODE is a party existing on the Effective Date, or that deCODE in good faith believes may violate any applicable law, regulation, rule, order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over deCODE ) to market PRODUCT in the TERRITORY.

ARTICLE 4 - MILESTONES AND ROYALTIES

4.1    License Fee and Milestone Payments

4.1.1. In consideration of the rights and licenses granted hereunder to deCODE, deCODE shall pay BAYER the following license fee:

         [CONFIDENTIAL TREATMENT REQUESTED] will be due upon signature of this AGREEMENT within 30 days, and the remaining balance [**] will be due within 30 days at satisfaction or removal of the contingencies set forth in Article 11.2.3;

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4.1.2    deCODE shall further make to BAYER the following milestone payments within thirty (30) days after the first occurrence of each event set forth below with respect to the first PRODUCT for [CONFIDENTIAL TREATMENT REQUESTED] for which such event is achieved, irrespective of whether such events are achieved by deCODE, or its SUBLICENSEEs in any country of the TERRITORY:

         (ii)     [**] at initiation of clinical PHASE III trial;
         (iii)    [**] at NDA filing;
         (iv)     [**] at NDA approval;

4.1.3 The milestone payments set forth in Article 4.1.2 (ii) through (iv) above shall be payable for each individual event with respect to the first PRODUCT for each new indication within the FIELD for which such event is achieved and shall be non-refundable and non-creditable against royalties payable by deCODE to BAYER under the Article 4.2 hereinafter.

4.2      Running Royalty Payments

4.2.1 Subject to Article 4.2.2, from the FIRST COMMERCIAL SALE until the expiration or termination of this AGREEMENT, deCODE shall pay to BAYER the following royalties on the NET SALES obtained for each PRODUCT during the term of this AGREEMENT, irrespective of whether such NET SALES are achieved by deCODE or SUBLICENSEEs in any country of the
         TERRITORY:

         (i) [**] of NET SALES of marketed PRODUCTS in the indications [CONFIDENTIAL TREATMENT REQUESTED].

         (ii) [**] of NET SALES of marketed PRODUCTS in the indications [CONFIDENTIAL TREATMENT REQUESTED].

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         (iii)    [**] of NET SALES of marketed PRODUCTS in all indications in the FIELD other than those identified under Article 4.2.1 (i) and (ii) .

4.2.2    deCODE may deduct from the royalties it would otherwise owe pursuant to
         Article 4.2.1 (i) through (iii), an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] paid by deCODE, its AFFILIATES and SUBLICENSEES to THIRD PARTIES with respect to commercially reasonable licenses to intellectual property rights pertaining to the development, manufacture, sale or use of the COMPOUND or the PRODUCT (but excluding licenses to trademarks and tradedresses pertaining thereto), but excluding intellectual property rights specifically pertaining to the condition or indication for which the COMPOUND or the PRODUCT receives NDA approval. Notwithstanding the previous sentence, the minimum royalty rate paid by deCODE pursuant to Article 4.2.1 (i) through (iii) shall be [CONFIDENTIAL TREATMENT REQUESTED] of the applicable rate of NET SALES.

4.2.3 If the sum of competing products containing the COMPOUND will gain a market share of [**] or more in a specific country, the corresponding royalty rate owed to BAYER will be reduced for the applicable time by [**] for such country.

4.2.4 If the events envisioned under Article 4.2.3 have not materialized, and if the sum of competing products representing the same mode of action [CONFIDENTIAL TREATMENT REQUESTED] compounds) will gain a market share of at least [**] in a specific country, there will be proportionate reduction in the corresponding royalty rate owed to BAYER until a maximum reduction of [**] is reached, e.g., if competing products gain a market share of [**] there will be a [**] reduction in royalty, for [**] market share a [**] reduction in royalty etc., up to a maximum of [**] reduction in royalty for competing products that gain market share of [**] or greater. However, the foregoing reduction described in this
         Article 4.2.4 will only become effective in the country in question, AFTER the expiry of the applicable BAYER PATENT covering COMPOUND in such country. For the avoidance of doubt; the

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         reduction may take place while the BAYER PATENT covering the process for manufacturing COMPOUND is still in effect, as long as the BAYER PATENT covering COMPOUND has expired.

ARTICLE 5 - ROYALTY REPORTS AND ACCOUNTING

5.1      Reports, Exchange Rates

5.1.1 Following the FIRST COMMERCIAL SALE and for the remaining term of this AGREEMENT, deCODE shall furnish to BAYER, with respect to each Calendar Quarter, a written report showing in reasonably specific detail, on a country-by-country basis and based on local currency,

         (a) the gross sales of each PRODUCT sold by deCODE and its SUBLICENSEES in the TERRITORY during the corresponding Calendar Quarter and the calculation of NET SALES from such gross sales;
         (b) the royalties payable in local currency, if any, which shall have accrued hereunder based upon NET SALES of PRODUCT;
         (c)      the withholding taxes, if any, required by law;
         (d) the date of the FIRST COMMERCIAL SALE of each PRODUCT in each country in the TERRITORY during the applicable Calendar Quarter,

         The exchange rates to be used with respect to this Article 5.1.1 shall be the official closing buying rates against US Dollars (US $) for such currencies reported by the Wall Street Journal for the last business day of the applicable calendar quarter.

         Reports shall be due within forty five (45) days following the close of each Calendar Quarter. deCODE shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and NET SALES and to

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         enable the royalties payable hereunder to be determined for a period of five (5) years after the year in which the sales occurred.

5.1.2 In the event payment of all or part of the payments is not made by deCODE within ten (10) days of the due date of the reports according to
         Article 5.1.1, under this AGREEMENT, an interest rate per annum for late payment at two (2) percent points above the interbank offering rate of the US Federal Reserve Bank of the unpaid amount shall be automatically due and become payable by deCODE without further notice. The interbank offering rate of the US Federal Reserve Bank shall be derived from the Wall Street Journal of the due date.

5.2      AUDITS

5.2.1 Upon the written request of BAYER, deCODE shall permit an independent certified public accounting firm of internationally recognized standing, selected by BAYER and reasonably acceptable to deCODE, and subject to the confidentiality provisions of this AGREEMENT, to have access during normal business hours and upon reasonable notice to such of the records of deCODE as may be reasonably necessary to verify the accuracy of the value and execution of NET SALES and royalty reports hereunder for any year ending not more than five (5) years prior to the date of such request. The accounting firm shall disclose to BAYER only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared.

5.2.2 If such accounting firm concludes that additional royalties were owed during such period, deCODE shall pay the additional royalties within thirty (30) days of the date BAYER delivers to deCODE such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by BAYER; provided, however, that if the audit discloses that the royalties payable by deCODE differ by more than [**] of the royalties actually paid for such period, then deCODE shall pay the reasonable

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         expenses as well as duties and fees charged by such accounting firm. In the event that such audit discloses an overpayment of royalties by deCODE, deCODE shall deduct the amount of such overpayment from subsequent royalty payments.

5.2.3 deCODE shall include in each AGREEMENT with a SUBLICENSEE granted by it pursuant to this AGREEMENT a provision requiring the SUBLICENSEE to make reports to deCODE to keep and maintain records of sales made pursuant to such AGREEMENT and to grant access to such records by BAYER's independent accountant to the same extent required with respect to deCODE's records and obligations under this Article 5 and under this AGREEMENT.

5.2.4 Upon the expiration of three (3) calendar years following the end of the most recent full calendar year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon BAYER, and deCODE, the respective SUBLICENSEEs shall be released from any liability or accountability with respect to royalties for such year.

ARTICLE 6 - PAYMENTS

6.1      Payment Terms

         Milestones will be paid in accordance with Article 4.1.2. Royalties accrued in each CALENDAR QUARTER presented by the corresponding royalty report according to Art. 5 of this AGREEMENT shall be due and effected ten (10) days after the date such royalty report according to Article
         5.1.1 is to be transmitted to BAYER. Payments of royalties in whole or in part may be made in advance of such due date.

         All payments to be made to the account:
         [CONFIDENTIAL TREATMENT REQUESTED]

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6.2      Exchange Control

         If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the TERRITORY where PRODUCT is sold, payment shall be made through such lawful means or method as the PARTIES reasonably shall determine.

6.3      Withholding Taxes

         deCODE shall have the right to withhold from the royalty payments the tax which BAYER is liable to under the appropriate local tax laws and for the payments of which deCODE is responsible. BAYER shall immediately be sent tax receipts by deCODE certifying the payments of the tax, so that BAYER may use it for claiming a credit on the tax payable by BAYER in Germany on such payments. No deduction shall be made or a reduced amount shall be deducted if BAYER furnishes a document from the appropriate tax authorities to deCODE by the time of the payments certifying that the payments are exempt from tax in the country of the TERRITORY or subject to a reduced tax rate according to the convention for the avoidance of double taxation between the Federal Republic of Germany and the respective country. Except for such withholding taxes, any taxes, assessments, fees and charges imposed against payments due BAYER hereunder shall be borne by deCODE.

ARTICLE 7- RIGHTS OF AND OPTION TO BAYER

7.1      Rights of BAYER

7.1.1 BAYER receives the right to review of deCODE's results and know-how achieved under the LICENSE AGREEMENT, these results to be kept confidential by BAYER for use solely in connection with the back-license referenced in Article 7.2 below, and, moreover, to use COMPOUND for internal research purposes only excluding human clinical trials.

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7.1.2    deCODE agrees to give BAYER the first right and opportunity to be
         deCODE's primary supplier of COMPOUND and to negotiate the terms and conditions of a supply and manufacturing agreement, which terms and conditions shall be documented in separate SUPPLY & MANUFACTURING AGREEMENT, subject to meeting deCODE's needs with regards to local government reimbursement and regulatory issues, timeline, quantity and quality assurance certification at a reasonable price structure. In the event the PARTIES cannot reach an agreement with respect to supply and manufacture of COMPOUND, deCODE may contract with a THIRD PARTY to be the primary supplier of COMPOUND, provided that: (i) the terms and conditions of any such supply and manufacturing agreement are equally or more favorable to deCODE than those last offered in writing by BAYER to deCODE, and (ii) if the terms and conditions of any such supply and manufacturing agreement are equally or more favorable to deCODE considered as a whole than those last offered in writing by BAYER, BAYER shall have a right of first refusal, exercisable within thirty
         (30) days after deCODE provides notice to BAYER of such equally or more favorable terms and conditions, to supply and manufacture COMPOUND on such terms and conditions. Nothing in this AGREEMENT shall prevent deCODE from contracting with more than one supplier of COMPOUND.

7.2      Option and Right to BAYER

7.2.1 deCODE agrees to give BAYER the first right and opportunity to market PRODUCTS and to negotiate the terms and conditions of a marketing agreement, which terms and conditions shall be documented in separate MARKETING AGREEMENT to be executed within six (6) months after BAYER's receipt of a corresponding written notice, if deCODE elects to contract with a THIRD PARTY that is not a SUBLICENSEE to co-market a PRODUCT or PRODUCTS in certain countries of the TERRITORY.

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7.2.2    If deCODE elects not to market PRODUCT in certain countries of the
         TERRITORY either directly, by AFFILIATE, or by establishment of a competent SUBLICENSEE(s) to do so, deCODE shall notify BAYER to that effect, and, BAYER will then have the right to market such PRODUCT in such countries of the TERRITORY.

7.2.3 BAYER shall have the right to a grant-back of the LICENSE including the right in using and exploiting the results, inventions and PRODUCTS generated under this AGREEMENT including corresponding patent applications and granted patents and formal approvals generated under the LICENSE, if deCODE materially breaches a material term of the AGREEMENT and does not cure or take steps to cure such breach within ninety (90) days after BAYER's notice on such breach.

7.2.4 In the event BAYER elects to exercise its right to market any PRODUCT in any country as permitted under Articles 7.2.2 or 7.2.3, it shall pay to deCODE a running royalty on its NET SALES at a reasonable rate to be negotiated based upon the relative efforts made by BAYER and deCODE in the development and marketing of such PRODUCT, which rate shall be no less than [**], on the same terms and conditions and for the same term as otherwise contemplated by this AGREEMENT (if BAYER were the licensee and deCODE were the licensor).

ARTICLE 8 - INFRINGEMENT ACTIONS OF THIRD-PARTIES

8.1 In the event that BAYER, deCODE, deCODE AFFILIATES or SUBLICENSEES, practicing of BAYER PATENTS licensed hereunder in connection with the development or the making, having made, importing, using, distributing, marketing, promoting, offering for sale or selling PRODUCT will infringe or is alleged to infringe a THIRD PARTY'S patent, the PARTY becoming aware of same shall promptly notify the other PARTY.

8.2 BAYER shall negotiate with said THIRD PARTY for a suitable license, if the THIRD PARTY's claim is related to the manufacture of COMPOUND and/or Compound's use for the manufacture of PRODUCT. In the event that such negotiations result in a consummated agreement, then any lump sum payment made thereunder shall be paid by BAYER. Should such agreement require the payment of royalties, deCODE shall continue to pay royalties due BAYER hereunder and BAYER shall pay any royalties due said THIRD PARTY.

8.3 Except as set forth in Article 8.2, above, deCODE shall negotiate with said THIRD PARTY for a suitable license, if the THIRD PARTY's claim is related to making, having made, importing, using, distributing, marketing, promoting, offering for sale or selling PRODUCT. In the event that such negotiations result in a consummated agreement, then any lump sum payment made thereunder shall be paid by deCODE. Should such agreement require the payment of royalties, deCODE shall continue to pay royalties due BAYER hereunder and deCODE shall pay any royalties due said THIRD PARTY. Notwithstanding the foregoing, no license agreement or other settlement shall be entered into by deCODE without the prior consultation of BAYER.

8.4      If deCODE, BAYER, their respective AFFILIATES, or SUBLICENSEES, is
         (are) sued by a THIRD PARTY for infringement of a THIRD PARTY's patent because of the manufacture, use or sale of PRODUCT or manufacture or use of COMPOUND, the PARTY which has been sued shall promptly notify the other PARTY in writing of the institution of such suit. deCODE shall have the first right, but not the duty, in its sole discretion, to control the defense of such suit at its own expense, in which event BAYER shall have the right to be represented by advisory counsel of its own selection, at its own expense, and shall cooperate in the defense of such suit and furnish to deCODE reasonable evidence and assistance in its control.


ARTICLE 9 - CONFIDENTIALITY

9.1      Non-disclosure Obligation and Use Restriction

         Except as otherwise provided in this Article 9, during the term of this AGREEMENT and for a period of ten (10) years thereafter, each PARTY shall maintain in confidence, and use only for purposes as expressly authorized and contemplated by this AGREEMENT, all information and data supplied by the other PARTY under THE CONFIDENTIALITY AGREEMENT OF OCTOBER 29, 2002 and under this AGREEMENT. The provisions of this
         Article 9 supercede and replace, in their entirety, the provisions of the said CONFIDENTIALITY AGREEMENT, between the PARTIES. For purposes of this Article 9 the information and data exchanged under said agreement and information regarding the terms and performance of this AGREEMENT, shall be hereinafter included and referred to as "CONFIDENTIAL INFORMATION".

9.2      Permitted Disclosures

9.2.1 To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this AGREEMENT, (a) a PARTY may disclose CONFIDENTIAL INFORMATION it is otherwise obligated under this Article 9 not to disclose, to its AFFILIATES, SUBLICENSEES, consultants, outside contractors and clinical investigators (hereinafter collectively referred to as PERSONS), on a need-to-know basis, provided that such PERSONS agree to keep the CONFIDENTIAL INFORMATION confidential and not use the CONFIDENTIAL INFORMATION to the same extent as such PARTY is required pursuant to this AGREEMENT; and (b) a PARTY may disclose such CONFIDENTIAL INFORMATION to government or other regulatory authorities to the extent that such disclosure is required by applicable law, regulation of court order, or is reasonably necessary to obtain patents copyrights or authorizations to conduct clinical trials with, and the commercially market PRODUCT, provided that the disclosing PARTY shall provide written notice to the other PARTY and sufficient opportunity to object to such disclosure or to request confidential treatment thereof.

9.2.2 Following the EFFECTIVE DATE, each of the PARTIES shall have the right to issue press releases and similar public announcements about the relationship of the PARTIES, with the prior consent of the other Party, which shall not be unreasonably withheld. The PARTY making such announcement shall exercise reasonable efforts not to divulge CONFIDENTIAL INFORMATION, and provide the other PARTY with a copy of the proposed text prior to such announcement, sufficiently in advance of the scheduled release, to afford such other PARTY a reasonable opportunity to review and comment upon the proposed text.

9.2.3 The obligation not to disclose or use CONFIDENTIAL INFORMATION shall not apply to any part of such CONFIDENTIAL INFORMATION that

         (i) is or becomes published or otherwise part of the public domain or publicly available other than by acts of the PARTY obligated not to disclose such CONFIDENTIAL INFORMATION, or of its AFFILIATES or SUBLICENSEES in contravention of the AGREEMENT;
         (ii) is disclosed to the receiving PARTY or its AFFILIATES or SUBLICENSEES by a THIRD PARTY, provided such CONFIDENTIAL INFORMATION was not obtained by such THIRD PARTY directly or indirectly from the other PARTY under this AGREEMENT on a confidential basis;
         (iii) prior to disclosure under the AGREEMENT, was already in the possession of the receiving PARTY or its AFFILIATES or SUBLICENSEES, provided such CONFIDENTIAL INFORMATION was not obtained directly or indirectly from the other PARTY under the AGREEMENT; or

         (iv) both PARTIES have agreed in writing to publish certain CONFIDENTIAL INFORMATION.


ARTICLE 10 - INVENTIONS AND PATENTS

10.1     Patent Prosecution, Maintenance, and Extension

10.1.1 BAYER shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all BAYER PATENTS. BAYER shall prepare, file, prosecute and maintain such BAYER PATENTS in good faith consistent with its customary patent policy and its reasonable business judgment, and shall consider in good faith the interests of deCODE in so doing. BAYER shall not delegate such responsibility or control to any party other than deCODE without deCODE's prior written consent. BAYER shall inform deCODE of all actions taken or pending under Article 10.1.1. and Article 10.1.2., furnishing deCODE with copies of patent documents, e.g., draft applications and office actions from patent authorities.

10.1.2 As soon as deCODE obtains NDA approval, deCODE shall so inform BAYER, obligating BAYER to ensure the complete and timely filing and prosecution of application for extension of BAYER PATENTS as specified under the Drug Price Competition and Patent Term Restoration Act of 1984 (Hatch-Waxman Act) in the United States, and in other jurisdictions and countries in TERRITORY as permissible under such the laws and regulation as may apply in such countries and jurisdictions, e.g. European Supplementary Protection Certificates.

10.1.3 BAYER shall give deCODE notice of any decision by BAYER to cease prosecution, maintenance, and or extension of BAYER PATENTS and in such case permit deCODE, at its sole discretion, to continue prosecution, maintenance and/or extension at its sole expense. Such notice shall be sufficiently far in advance of the abandonment or lapse of a BAYER PATENT to permit deCODE reasonable time to continue prosecution, maintenance and/or extension. If deCODE elects to continue prosecution, maintenance and/or extension, BAYER shall execute such documents and perform such acts, at deCODE's expense, as may reasonably be necessary to effect an assignment of such BAYER PATENTS to deCODE. Any such assignment shall be completed in a timely manner to allow deCODE to continue such prosecution, maintenance and/or extension. Any patents or patent applications so assigned hereunder shall not be considered BAYER PATENTS under this AGREEMENT.

10.2     Enforcement of BAYER PATENTS

10.2.1 deCODE shall have the first right, but not obligation, at its sole expense, to determine the appropriate course of action to enforce the BAYER PATENTS or otherwise abate the infringement by THIRD PARTIES thereof, to take (or refrain from taking) appropriate action to enforce the BAYER PATENTS, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the BAYER PATENTS, and in good faith shall consider the interests of BAYER in so doing.

10.2.2 In the event that deCODE does not decide within ninety (90) days after notice of any such infringement to take appropriate legal action to protect BAYER PATENTS and deCODE license rights hereunder, or does not diligently pursue such action after making a decision to take such action, BAYER, at BAYER's cost, shall have the right, in its sole discretion, and at its expense to take such action as BAYER deems necessary to prevent any such infringement of BAYER PATENTS and recover any damages realized by or threatened to BAYER as a result of such infringement, and deCODE agrees to cooperate with and assist BAYER in its so doing.

10.2.3 Notwithstanding the foregoing, deCODE and BAYER shall fully cooperate with each other in any action to enforce the BAYER PATENTS. Any award paid by THIRD PARTIES as a result of such an infringement action (whether by way of settlement or otherwise) shall be applied first to reimburse both PARTIES for [**] of all costs and expenses incurred by the PARTIES with respect to such action on a pro rata basis and, if after such reimbursement any funds shall remain from such award, deCODE shall be entitled to retain same; provided, however, that such remaining funds shall be deemed to constitute NET SALES for purposes of this Agreement, and deCODE shall be obligated to pay the royalty due and owing under this Agreement with respect thereto.

ARTICLE 11 - TERM AND TERMINATION

11.1     Term

         This AGREEMENT shall come into effect and full force on the EFFECTIVE DATE and, unless terminated earlier pursuant to the provisions of this AGREEMENT, shall expire on the later of
         (i)      the date all BAYER PATENTS expire, or
         (ii) ten (10) years after the FIRST COMMERCIAL SALE in the first country.

11.2     Termination and Contingencies.

11.2.1 Either PARTY may terminate this AGREEMENT at any time by giving written notice to the other PARTY in the event that:

         (i) Any proceeding in bankruptcy or in reorganization (other than internal reorganization) or for the appointment of a receiver or trustee or any other proceedings under a law for the relief of debtors shall be instituted by or against the other PARTY, which proceedings are not dismissed within sixty (60) days and prevent the other PARTY from performing the material obligations imposed on it by this AGREEMENT;

         (ii) the other PARTY defaults in the performance of any material obligations imposed on it by this AGREEMENT and such default is not remedied in all material respects within ninety (90) days of receipt of written demand from the notifying PARTY to cure the default.

11.2.2 deCODE may terminate this AGREEMENT at any time before the FIRST COMMERCIAL SALE upon ninety (90) days prior written notice to BAYER, giving BAYER the relevant reasons for termination in writing. At the effective date of the termination, all rights, KNOW HOW and the LICENSE granted under the AGREEMENT to deCODE will expire.

11.2.3. Notwithstanding the foregoing, deCODE may terminate this Agreement by a written notice no later than [**] after the Effective Date, if the following contingencies still exist at such time:
         i)       In preclinical studies [CONFIDENTIAL TREATMENT REQUESTED];
         ii) In clinical trials (Phase I or later) clinically relevant [CONFIDENTIAL TREATMENT REQUESTED].
         iii) deCODE's due diligence on BAYER KNOW-HOW has not been completed in a satisfactory manner, e.g., unexpected materially adverse circumstances pertaining to the BAYER KNOW-HOW have been discovered.

         Once the foregoing contingencies have been removed, deCODE's right to terminate the AGREEMENT under this Article will expire. deCODE shall exercise diligent efforts to have the contingencies removed as soon as possible following the EFFECTIVE DATE, provided that the obligations under Articles 2.2 and 2.3 hereof have been met.

         No payment under the AGREEMENT executed to BAYER until the date of termination will be refundable.

11.2.4 If this AGREEMENT is terminated, such expiration or termination shall neither release the other PARTY from any obligation to make payments accrued hereunder prior to the date of such expiration or termination and shall not release the PARTIES from the secrecy obligations as provided herein, or from the indemnity obligations.

         If the AGREEMENT is terminated by BAYER according to Article 11.2.1, or
         Article 14.2, or by deCODE according to Article 11.2.1 or Article 11.2.2, deCODE shall, upon request of BAYER, immediately reassign its NDA approvals for PRODUCT in the TERRITORY to BAYER or to a party designated by BAYER. deCODE shall also provide BAYER with all information and results developed during the license term reasonably necessary for maintaining regulatory approvals for sale of COMPOUND which BAYER may use at its sole discretion. The royalty provision of
         Article 7.2.4 shall apply.

11.2.5 If this AGREEMENT expires pursuant to Article 11.1 or is terminated by either PARTY as provided in Article 11.2 or Article 14.2, all rights, access to and use of KNOW HOW and the LICENSE granted under the AGREEMENT to deCODE shall expire.

11.2.6 If this Agreement is terminated, and in the event that the ownership of the BAYER IND has been transferred to deCODE under Article 3.1.4 hereof at the time of such termination, deCODE will transfer ownership of the BAYER IND back to BAYER.

11.2.7 The expiration or termination of this AGREEMENT shall not affect the following Articles or Articles which shall remain in force unlimited or as defined in such Articles or Articles: Article 1; Article 5.2;
         Article 7.2.4, Article 7.8; Article 9; Articles 11.2.4-11.2.6; Article 12; Article 14.5 and 14.6

ARTICLE 12 - LIABILITY

12.1 deCODE shall bear full liability for PRODUCT developed, manufactured, packaged, promoted, distributed and sold in the TERRITORY hereunder and for its other activities related thereto.

12.2 BAYER shall not be responsible for any damages, claims or losses that deCODE, its AFFILIATES, SUBLICENSEES or THIRD PARTIES may suffer by reason of licensed exploitation of the BAYER PATENTS and of the BAYER KNOW HOW or by manufacture, use and sale of PRODUCT or by reason of acts of commission or omission on the part of deCODE or its employees or agents with regard to the processing, use and sale of PRODUCT.

         deCODE shall hold harmless and fully indemnify BAYER, its AFFILIATES, and each of its and their respective employees, officers, directors and agents (each a "BAYER Indemnified PARTY") from and against all damages, claims or losses which may be made against BAYER by reason of deCODE's manufacture, use and sale of PRODUCT or by reasons of acts of commission or omission of deCODE's employees or agents with regard to processing, use or sale of PRODUCT.

12.3 Notwithstanding the foregoing, BAYER shall be responsible for damages incurred to THIRD PARTIES based on product liability if deCODE or the THIRD PARTY can prove that the damage results from

         - the restricted use of certain batches of COMPOUND - as to be identified by BAYER in Schedule B - which will only be released for use outside of any clinical trials or any human application; or
         - the non-conformity of COMPOUND delivered by BAYER released for use in clinical trials - as to be identified by BAYER in Schedule B - with specifications as set forth in Schedule B, provided that such non-conformity could not be detected by deCODE through quality control tests agreed upon between the PARTIES; or
         - intentional or gross negligence of BAYER during the development or manufacture of the delivered COMPOUND.

12.4 deCODE shall have no obligation under this AGREEMENT to hold harmless and fully indemnify any BAYER Indemnified PARTY from and against all damages, claims or losses which result from willful misconduct or negligent acts or omissions of BAYER, its AFFLILIATES, or any of its or their respective employees, officers, directors or agents related to the testing of COMPOUND.


ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

13.1 deCODE represents and warrants that the execution and performance of this AGREEMENT is within the corporate power of deCODE and has been duly authorized by all necessary corporate action. BAYER represents and warrants that the execution, delivery and performance of this AGREEMENT is within the corporate power of BAYER and has been duly authorized by all necessary corporate action. This AGREEMENT constitutes a valid and binding AGREEMENT between BAYER and deCODE.

13.2 deCODE represents and warrants that there are no contractual prohibitions or impediments including any claims, judgments, settlements against or owed by deCODE preventing it from entering into or performing its obligations under this AGREEMENT. BAYER represents and warrants that there are no contractual prohibitions or impediments including any claims, judgments, settlements against or owed by BAYER preventing it from entering into or performing its obligations under this AGREEMENT.

13.3 deCODE and BAYER each undertakes to the other to strictly adhere to all applicable laws and regulations with respect to COMPOUND and PRODUCT.

13.4 BAYER does not represent or warrant that the BAYER PATENTS are or will be valid or that they will not infringe the rights of THIRD PARTIES or that the development, manufacture, use or sale of PRODUCT is not or will not be an infringement of the rights of THIRD PARTIES. At the EFFECTIVE DATE of this AGREEMENT, BAYER represents that to the best of its knowledge, BAYER does not have any information that BAYER PATENTS are not valid or that they will infringe the rights of THIRD PARTIES or that the development, manufacture, use or sale of PRODUCT is or will be an infringement of the rights of THIRD PARTIES. BAYER further represents that it is not aware of any (i) BAYER PATENTS or BAYER KNOW HOW that are required and/or useful within the FIELD (A) for manufacture, formulation, and handling COMPOUND, or (B) developing, registering, marketing and selling PRODUCT in the TERRITORY, which are not being licensed or otherwise provided to deCODE hereunder, or (ii) intellectual property rights of any THIRD PARTY that are required and/or useful within the FIELD for, or would prevent or otherwise limit or hinder deCODE's (A) manufacture, formulation, and handling COMPOUND, or (B) developing, registering, marketing and selling PRODUCT in the TERRITORY.

ARTICLE 14 - MISCELLANEOUS

14.1 Neither PARTY shall be responsible to the other for any failure or delay in performing any of its obligations under this AGREEMENT or for other non-performance hereof if such delay or non-performance is caused by an event of Force Majeure such as strike, stoppage of labor, lockout or other labor trouble, fire, flood, accident, act of God or of government or of the public enemy of a PARTY, regulations, or laws of any government; war, terrorist attack, civil commotion, epidemic, failure of public utilities or common carriers or by any cause unavoidable or beyond the reasonable control of a PARTY ("FORCE MAJEURE").

14.2 However, the PARTY affected by such FORCE MAJEURE shall use its reasonable efforts to avoid, remove or remedy such circumstances. Either PARTY temporarily excused from performance hereunder by such circumstances shall resume performance with utmost dispatch when such circumstances are removed or remedied. Either PARTY claiming such circumstances as an excuse for delay in performance shall give prompt notice thereof and of the period for which such inability is expected to continue. in writing to the other PARTY.

14.3 Neither PARTY shall be entitled to assign its rights and obligations hereunder in whole or in part to a THIRD PARTY without the express written consent of the other PARTY hereto which consent shall not unreasonably be withheld, provided, however, that either party may, without such consent, assign the AGREEMENT and its rights and obligations but only IN TOTO, in connection with the transfer or sale of all or substantially all of the assets of its business (or that portion thereof to which this Agreement relates), or in the event of a merger or consolidation or change of control or similar transaction. This AGREEMENT shall be binding upon, and inure to the benefit of, each PARTY, its AFFILIATES and permitted successors and assigns.

14.4 The invalidity or un-enforceability of an Article or any part of an Article of the AGREEMENT in any jurisdiction shall not cause the invalidity of the whole AGREEMENT as to such jurisdiction, and shall not affect the validity or enforceability of such Article or such part of an Article in any other jurisdiction. The PARTIES will replace any Article or part of an Article found invalid or unenforceable with an alternative which should as nearly as possible achieve the PARTIES original intent.

14.5 No amendment of this AGREEMENT shall be valid or binding upon the PARTIES hereto unless made in writing and duly executed on behalf of each PARTY hereto.

14.6 The PARTIES hereto agree that the validity of this AGREEMENT and their respective rights and obligations under it shall be governed by the laws of the State of Delaware.

14.7 The PARTIES agree that if any dispute or disagreement arises between them in respect to this AGREEMENT, they shall follow the following procedure in an attempt to resolve the dispute or disagreement amicably:

         a. The PARTY claiming that such a dispute exists shall give notice in writing to the other PARTY of the nature of the dispute.

         b. Within fourteen (14) business days of receipt of such notice, a nominee or nominees of deCODE and a nominee or nominees of BAYER shall jointly decide the steps to be taken. If they do not agree to a jointly accepted procedure, they shall meet at least once within additional thirty (30) business days, in person, and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they shall use their reasonable endeavours to resolve the dispute.

         c. If, within a further period of thirty (30) business days, the dispute has not been resolved, or if for any reason, the required meeting has not been held, the PARTIES agree that any dispute may be referred to arbitration according to Article 14.8.

14.8 All disputes between the PARTIES arising in connection with this AGREEMENT shall, failing a settlement according to Section 14.7, be referred to arbitration composed of a panel of three (3) persons, who shall have knowledge of the pharmaceutical business. In such an event, each PARTY shall appoint one (1) independent arbitrator, who together shall jointly appoint a third arbitrator, who shall act as chairman. If either PARTY fails to appoint an arbitrator within 30 days of request by the other PARTY to so appoint, or if the arbitrators cannot agree on a chairman, either PARTY or both PARTIES jointly, may submit a request to the President of the Chamber of Commerce in Zurich, Switzerland, to so appoint. The foregoing arbitration shall take place in Zurich. The rules of procedure of the arbitration shall be governed by the Laws of the Canton of Zurich, Switzerland. The language of the arbitration shall be the English language. Judgment of the arbitration panel shall be final and legally binding upon the PARTIES.

14.9 Any notice required to be given hereunder shall be considered properly given if sent by registered letter or telex or telefax, prepaid, to the applicable PARTY at the address set forth below:


         Any notice to deCODE shall be addressed to:


         deCODE Genetics, Ehf.
         Mark Gurney, PhD
         Vice-President, Drug Discovery
         Sturlugotu 8
         IS-101 Reykjavik
         Iceland
         main:  +354-570-1900

         GSM: [CONFIDENTIAL TREATMENT REQUESTED]
         fax:  +354-570-2902

         with a copy to:
         deCODE Genetics Ehf.
         Johann Hjartarson Esq.
         Sturlugotu 8
         IS-101 Reykjavik
         Iceland
         Phone: +354-570-1900


         Any notice to BAYER shall be addressed to:


         Bayer HealthCare AG
         Division Pharma - BPA ICL
         Gebaude Q 30
         D-51368 Leverkusen
         Germany
         Tel:     ++49-214-30-52119
         Fax:     ++49-214-30-64830


         with a copy to:
         Bayer HealthCare AG
         CAO - L&P PL
         Gebaude Q 18
         D-51368 Leverkusen
         Germany
         Tel:  ++49-214-30-66196
         Fax:  ++49-214-30-24186
         or to such other address for such PARTY as it shall have furnished theretofore in writing to the other PARTY. If sent by mail, the date of receipt shall be deemed to be one week from the date of mailing.


IN WITNESS WHEREOF the PARTIES have caused this AGREEMENT to be duly executed as of the day and year first written above.


Leverkusen                                                Reykjavik,
Date:                                                     Date:
Bayer HealthCare AG                                       deCode genetics, Ehf.


/s/  Dr. D. Brocks            /s/ Dr. W. van den Kerckhoff   /s/ Dr. Kari Stefansson
Dr. D. Brocks                 Dr. W. van den Kerckhoff       Dr. Kari Stefansson
PH-Head of Int. Cooperation   Patents and Licensing          President & CEO
& Licensing Europe

SCHEDULE A:       BAYER PATENTS


                  COMPOUND BAY X1005 (EP-B-344519 = LEA 26 119)

     COUNTRY         Filing Date                PATENT-NO.           EXPIRATION DATE
------------------------------------------------------------------------------------
       DK                 30.05.1989             169544                 30.05.2009

       NO                 16.05.1989             174889                 16.05.2009

       FI                 29.05.1989              91635                 29.05.2009

       HU                 30.05.1989             207719                 30.05.2009

       HU                 31.05.1995             211570                 18.05.2009

       PT                 29.05.1989              90675                 29.05.2009

       IE                 12.06.1989              61922                 12.06.2009

       ZA                 30.05.1989             89-4093                30.05.2009

       IL                 29.05.1989              90435                 29.05.2009

       SG                 30.03.1995             9590127                18.05.2009

       PH                 31.05.1989             38723*                      -

       CN                 15.05.1989              31912                 15.05.2004

       HK                 16.03.1995             388-95                 18.05.2009

       KR                 30.05.1989             131202                 27.11.2012

       TW                 12.05.1989              44432                 31.01.2006

       JP                 29.05.1989             2693576                29.05.2006

       JP                 23.05.1997             3076003                29.05.2006

       US                 19.05.1989             4970215                19.05.2009

       CA                 29.05.1989             1333802                03.01.2012

       HN                 22.02.1995              3477                  22.02.2015

       PA                 10.08.1995              76772                 18.05.2009

     COUNTRY         FILING DATE                PATENT-NO.           EXPIRATION DATE
------------------------------------------------------------------------------------
       DO                 03.03.1995              5182                  16.11.2010

       AR                 15.03.1995             331346*                 Cancelled

       AU                 29.05.1989             616269                 29.05.2009

       NZ                 26.05.1989             229310                 26.05.2009

       DE                 18.05.1989             EDE 58904042.1         18.05.2009

       SE                 18.05.1989             ESE 89108895.7         18.05.2009

       AT                 18.05.1989                EAT 0344519         18.05.2009

       GR                 18.05.1989                EGR 0344519         18.05.2009

       CH                 18.05.1989                ECH 0344519         18.05.2009

       IT                 18.05.1989                EIT 0344519         18.05.2009

       ES                 18.05.1989                EES 0344519         18.05.2009

       FR                 18.05.1989                EFR 0344519         18.05.2009

       BE                 18.05.1989                EBE 0344519         18.05.2009

       NL                 18.05.1989                ENL 0344519         31.05.2009

       GB                 18.05.1989                EGB 0344519         18.05.2009

MANUFACTURING PROCESS (EP-B-509359 = LEA 28 305)

                  COUNTRY     APPLICATION      APPLICATION       NUMBER OF        DATE OF
     NO.           CODE          NUMBER           DATE             ISSUE           ISSUE           TERM
----------------------------------------------------------------------------------------------------------
  LEA 28305         JP         118492-92       1992-04-13         3224271        2001-08-24     2012-04-13

  LEA 28305         US           866707        1992-04-10         5306820        1994-04-26     2012-04-26

  LEA 28305        US 01         164674        1993-12-08         5473076        1995-12-05     2012-12-05

  LEA 28305        E AT        92105894.7      1992-04-06       EAT 0509359                     2012-04-06

  LEA 28305        E BE        92105894.7      1992-04-06       EBE 0509359                     2012-04-06

  LEA 28305        E CH        92105894.7      1992-04-06       ECH 0509359                     2012-04-06

  LEA 28305        E DE        92105894.7      1992-04-06        59205422.5                     2012-04-06

  LEA 28305        E DK        92105894.7      1992-04-06       EDK 0509359                     2012-04-06

  LEA 28305        E EP        92105894.7      1992-04-06        92105894.7      1996-02-28     2012-04-06

  LEA 28305        E ES        92105894.7      1992-04-06       EES 0509359                     2012-04-06

  LEA 28305        E FR        92105894.7      1992-04-06       EFR 0509359                     2012-04-06

  LEA 28305        E GB        92105894.7      1992-04-06       EGB 0509359                     2012-04-06

  LEA 28305        E GR        92105894.7      1992-04-06       EGR 0509359                     2012-04-06

  LEA 28305        E IT        92105894.7      1992-04-06       EIT 0509359                     2012-04-06

  LEA 28305        E LU        92105894.7      1992-04-06       ELU 0509359                     2012-04-06

  LEA 28305        E NL        92105894.7      1992-04-06       ENL 0509359                     2012-04-30

  LEA 28305        E SE        92105894.7      1992-04-06        92105894.7                     2012-04-06

SCHEDULE B:

SPECIFICATION OF COMPOUND AND CERTIFICATE OF ANALYSIS


[CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE C:

DEVELOPMENT PLAN
[CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE D:

STUDY PLANS FOR EVALUATION OF [CONFIDENTIAL TREATMENT REQUESTED]

SCHEDULE E:

BAYER BAY X1005 REGULATORY FILINGS


              -   IND  Reference No: # 37 130

              -   CTX Reference No: # 0010/0197/A

              -   German Clinical Trial Application No: # 6373 40